EXHIBIT 24




Consent of Independent Auditors

Enex Resources Corporation:

We consent to the incorporation by reference of our report dated March 1, 1995, appearing in this Annual Report on Form 10-KSB of Enex Resources Corporation for the year ended December 31, 1994 in the Enex Employee Stock Purchase Plan filed in Registration Statement No. 33-48644 on Form S-8 on March 22, 1993; in the 1984 Incentive Stock Option Plan and 1979 Employees Non-qualified Stock Option Plan filed in Registration Statement No. 2-93688 on Form S-8 on July 1, 1992; in the 1990 Non-Qualified Stock Option Plan filed in Registration Statement No. 33-60084 on Form S-8 on March 22, 1993 and the 1991 Non-Qualified Stock Option Award Program filed in Registration Statement No. 33-60086 on Form S-8 on March 22, 1993.



DELOITTE & TOUCHE, LLP



Houston, Texas
March 27, 1995